EISNER                                         Eisner LLP
                                               Accountants and Advisors

                                               750 Third Avenue
                                               New York, NY 10017-2703
                                               Tel 212.949.8700 Fax 212.891.4100
November 30, 2005                              www.eisnerllp.com


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01(a) of the Intervest Mortgage Corporation Form 8-K, a copy of which the Registrant provided to us on or about November 25, 2005. We are in agreement with the statements regarding our firm. We have no basis to agree or disagree with respect to other statements included in this filing. We did not conduct a review of the financial statements of Intervest Mortgage Corporation for any period subsequent to September 30, 2005.

Very truly  yours,

/s/ Eisner LLP

Eisner LLP